Chang G. Park, CPA, Ph. D.

 t 2667 CAMINO DEL RIO S. PLAZA Bt SAN DIEGO t CALIFORNIA 92108-3707 t

t TEL (858) 722-5953 t  FAX (858) 761-0341 t (858) 433-2979

t E-Mail changgpark@gmail.com

May 12, 2011

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

I have read the statements included under Item 4.01 in the Form 8-K, dated May 9, 2011 of Journal of Radiology, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Dejoya Griffith & Company, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board